Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-276897) pertaining to the Amended and Restated 2011 Stock Incentive Plan, the 2024 Incentive Award Plan and the 2024 Employee Stock Purchase Plan of Fractyl Health, Inc.,
2.
Registration Statement (Form S-3 No. 333-285522) of Fractyl Health, Inc., and
3.
Registration Statement (Form S‑8 No. 333-292715) pertaining to the 2024 Incentive Award Plan, 2024 Employee Stock Purchase Plan and the New Hire Inducement Stock Option Grant of Fractyl Health, Inc.;

of our report dated March 24, 2026, with respect to the consolidated financial statements of Fractyl Health, Inc. included in this Annual Report (Form 10-K) of Fractyl Health, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 24, 2026